Exhibit 99.10

Consent to be Named as a Director

In connection with the filing by Reinvent Technology Partners Z of the Registration Statement on Form S- 4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Reinvent Technology Partners Z following the consummation of the business combination, which will be renamed Hippo Holdings Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 21, 2021

By:	/s/ Amy Errett
Signature